Exhibit 10


                                                                  EXECUTION COPY









                             CONFIDENTIAL TREATMENT

               Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"



                            ASSET PURCHASE AGREEMENT

                                  by and among

                                 ---------------

                                 WILBASS LIMITED

                                  as Purchaser,

                                 ---------------

                                ADVENTIS LIMITED

                                       and

                              ADVENTIS CORPORATION

                                   as Sellers



                               Dated April 2, 2006

                                TABLE OF CONTENTS


                                                                           Page


ARTICLE I SALE AND PURCHASE OF ASSETS.........................................1

         1.1.         Purchase of Assets of Limited...........................1
         1.2.         Purchase of Assets of AC................................4
         1.3.         Excluded Assets.........................................6

ARTICLE II PURCHASE PRICE AND COMPLETION......................................7

         2.1.         Purchase Price..........................................7
         2.2.         Assumption of Liabilities...............................7
         2.3.         Time and Place of Completion............................8
         2.4.         Calculation of Purchase Price...........................8
         2.5.         Lease Holdback; Bare License to Occupy Premises.........9
         2.6.         Completion Deliveries..................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS........................14

         3.1.         Organization and Good Standing.........................14
         3.2.         Due Authorization......................................15
         3.3.         No Violation or Conflict...............................15
         3.4.         Litigation.............................................15
         3.5.         No Approvals...........................................15
         3.6.         Accuracy of Disclosure.................................15
         3.7.         Brokers................................................16
         3.8.         Title to Assets; Encumbrances..........................16
         3.9.         Germany Operations.....................................16
         3.10.        Intellectual Property..................................16
         3.11.        Employees and Related Liabilities......................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................17

         4.1.         Organization and Good Standing.........................17
         4.2.         Due Authorization......................................17
         4.3.         No Violation or Conflict...............................17
         4.4.         Litigation.............................................18
         4.5.         Brokers................................................18
         4.6.         Financial Condition of Purchaser.......................18

ARTICLE V COVENANTS   .......................................................18

         5.1.         Conduct of Business....................................18
         5.2.         Confidentiality........................................19
         5.3.         Value Added Tax........................................19

         5.4.         Employees..............................................21
         5.5.         Assumed Contracts......................................22
         5.6.         Receivables............................................22
         5.7.         Expenses...............................................23
         5.8.         Other Agreements; Further Assurances...................23
         5.9.         No Voluntary Insolvency................................23
         5.10.        Exclusivity............................................24
         5.11.        Announcements; Notices.................................24
         5.12.        Landlord's Consent.....................................24
         5.13.        Use of Intellectual Property...........................24
         5.14.        Client Confidentiality Obligations.....................24

ARTICLE VI CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS...................25

         6.1.         Representations and Warranties True at Completion......25
         6.2.         Release and Consent of Chase...........................25
         6.3.         Release by Behrman.....................................25
         6.4.         Board Approval.........................................25
         6.5.         Completion Deliveries..................................25

ARTICLE VII CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.....................25

         7.1.         Representations and Warranties True at Completion......25
         7.2.         Consents...............................................26
         7.3.         Board Approval.........................................26
         7.4.         Completion Deliveries..................................26

ARTICLE VIII TERMINATION OF AGREEMENT........................................26

         8.1.         Termination............................................26
         8.2.         Survival...............................................26
         8.3.         Letter of Intent and Non-Disclosure Agreement..........26

ARTICLE IX SURVIVAL   .......................................................27

         9.1.         Survival of Representations, Warranties; Claims........27

ARTICLE X MISCELLANEOUS......................................................27

         10.1.        Certain Definitions....................................27
         10.2.        Further Assurances.....................................32
         10.3.        Notices................................................32
         10.4.        Entire Agreement.......................................34
         10.5.        Waivers and Amendments.................................34
         10.6.        Default Interest.......................................34
         10.7.        Governing Law; Non-Exclusive Jurisdiction; Service
                        of Process...........................................34
         10.8.        Binding Effect; No Assignment..........................34

         10.9.        Contracts (Rights of Third Parties) Act 1999...........35
         10.10.       Variations in Pronouns.................................35
         10.11.       Counterparts; Facsimile Signatures.....................35
         10.12.       Exhibits and Schedules.................................35
         10.13.       Effect of Disclosure on Schedules......................35
         10.14.       Headings...............................................35
         10.15.       Severability of Provisions.............................35
         10.16.       Claims Made............................................35

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


     EXHIBITS:

     Exhibit A:            Addleshaw Goddard Letter
     Exhibit B:            Form of Escrow Agreement
     Exhibit C:            Bill of Sale
     Exhibit D:            Assignment and Assumption Agreement
     Exhibit E:            Assignment of Intellectual Property
     Exhibit F:            AC/Purchaser IP License
     Exhibit G:            Assignment of Chinese License
     Exhibit H:            Limited and AC Release and Waiver
     Exhibit I:            Intercompany Release
     Exhibit J:            Acknowledgement Regarding Affiliate Contracts
     Exhibit K:            Limited IP License

     SCHEDULES:

     Schedule 1.1(a)(1):   Outstanding Checks
     Schedule 1.1(a)(2):   Bank Accounts
     Schedule 1.1(b):      Limited Accounts Receivable
     Schedule 1.1(c):      Limited Tangible Personal Property
     Schedule 1.1(d)(1):   Personal Property Leases (Limited as Lessor)
     Schedule 1.1(d)(2):   Personal Property Leases (Limited as Lessee)
     Schedule 1.1(e):      International Client Contracts
     Schedule 1.1(f):      Assumed International Vendor Contracts
     Schedule 1.1(h):      Prepaid Expenses and Deposits
     Schedule 1.1(i):      Limited Intellectual Property
     Schedule 1.1(j):      International Business Licenses
     Schedule 1.1(n):      Limited Nonsolicitation Agreements
     Schedule 1.2(b):      AC Vendor and Supplier Contracts
     Schedule 1.2(c):      AC Tangible Personal Property
     Schedule 1.2(d)(1):   AC Intellectual Property
     Schedule 1.2(d)(2):   Intellectual Property Licensed to AC
     Schedule 1.2(d)(3):   Intellectual Property Retained by AC
     Schedule 1.2(f):      AC International Licenses
     Schedule 1.2(g):      AC Nonsolicitation Agreements
     Schedule 2.2(a):      Assumed Trade Payables
     Schedule 2.2(c):      Employee Liabilities
     Schedule 2.6(b):      Payments to [***]
     Schedule 3.8:         Permitted Encumbrances
     Schedule 3.11:        Limited Employees

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated April 2, 2006, is made by and among Wilbass Limited (a wholly-owned subsidiary of TMNG Europe Ltd.) (company number: 05747593) ("Purchaser"), Adventis Corporation, a Delaware corporation ("AC"), and Adventis Limited (company number: 02966071), whose registered office is at 33 Cavendish Square, London, W1G 0PW, UK, a wholly owned subsidiary of AC ("Limited," and together with AC, the "Sellers").

                                   WITNESSETH:

     WHEREAS, AC is engaged in the business of rendering consulting services in the telecommunications and technology sectors to customers and clients in the United States, Canada and Mexico;

     WHEREAS, AC and Limited are engaged in the business of rendering consulting services in the same business sectors to Clients (as hereinafter defined) throughout the world other than in the United States, Canada and Mexico (the "International Business");

     WHEREAS, Sellers wish to sell, and Purchaser wishes to purchase such right, title, and interest as the Sellers have in the Assets (as hereinafter defined) necessary in order to operate the International Business, subject to the assumption by Purchaser of certain enumerated liabilities of Sellers upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, capitalized terms used herein which are otherwise not defined shall have the meaning set forth in Section 10.1 hereof;

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, Purchaser and Sellers hereby agree as follows:


                                   ARTICLE I

                           SALE AND PURCHASE OF ASSETS


     1.1. Purchase of Assets of Limited. On the terms and subject to the conditions set forth in this Agreement, on the Completion Date, Limited shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Limited, the assets, properties and rights of Limited, in each case with full title guarantee and free and clear of any Encumbrances (except that such assets may be subject to Permitted Encumbrances), other than those assets, properties and rights which are specifically excluded pursuant to Section 1.3 hereof (the foregoing are hereinafter referred to as the "Limited Assets"). The Limited Assets include, without limitation, such right, title, and interest Limited has in or to the following:

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


          (a) Cash. All cash on hand or in banks, cash equivalents, marketable and non-marketable securities and other investments (except as may be specifically  set aside  for  payment  of the  outstanding  checks  set forth on
Schedule 1.1(a)(1)), wherever maintained or held (including in the accounts listed on Schedule 1.1(a)(2));

          (b) Accounts Receivable. All accounts receivable (both billed and unbilled) and all notes, bonds and other evidences of indebtedness to Limited, and rights of Limited to receive payments, including all work in progress of Limited and including any rights of Limited with respect to any third party collection proceedings which have been commenced in connection therewith, including, without limitation, the accounts receivable listed on Schedule 1.1(b) (the "Limited Accounts Receivable");

          (c) Tangible Personal Property. All furniture, fixtures, equipment, computer hardware (including network and telecommunications equipment and servers and any assignable preparatory materials or user manuals associated with any computer software) (the "IT System"), tools, supplies, machinery, phone systems and other tangible personal property owned, licensed or leased and used by Limited in the conduct of its business (including those listed on Schedule 1.1(c)) and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Limited Tangible Personal Property");

          (d) Personal Property Leases. (i) All leases or subleases of tangible personal property as to which Limited is the lessor or sublessor, including those listed on Schedule 1.1(d)(1) hereto, and (ii) those certain leases of tangible personal property as to which Limited is a lessee or sublessee, together with any options to purchase or sell the underlying property, that are set forth on Schedule 1.1(d)(2) (the leases and subleases described in subclauses (i) and (ii), the "Limited Personal Property Leases");

          (e) Client Contracts. All written or oral contracts and other agreements, engagements, arrangements or working relationships with Clients or under which Limited renders services to its Clients, including all work in progress related thereto and including, without limitation, any contracts of Limited with [***] (the "International Client Contracts"), including, without limitation, those International Client Contracts set forth on Schedule 1.1(e);

          (f) Vendor Contracts. Only those contracts and other agreements to which Limited is a party and which are utilized in the conduct of the International Business relating to vendors, suppliers, sales representatives and consultants that are specifically set forth on Schedule 1.1(f) (the "Assumed International Vendor Contracts");

          (g) Other Assumed Contracts. All licenses, authorisations or permissions (in whatsoever form and whether express or implied) under which Limited uses any Limited Intellectual Property owned by any third party ("Limited IP Licences") and (ii) all arrangements and agreements under which any third party (including AC or any source code deposit agents) provides any
element  of,  or  services   relating  to,  the  IT  System  (the  "IT  Services
Contracts");

          (h) Prepaid Expenses and Deposits. All of Limited's prepaid expenses and deposits (including those listed on Schedule 1.1(h));

          (i) Intellectual Property. All intellectual property presently owned or licensed by Limited, including but not limited to: (i) those set forth on
Schedule 1.1(i), (ii) all names and slogans embodying goodwill or indications of origin, other rights in goodwill or to sue for passing off, unfair competition rights, rights of design, all registered and unregistered trademarks, trade names, service marks and applications; (iii) all patents and patent applications, plant varieties rights, all copyrights in both published works and unpublished works; (iv) all computer and electronic databases, data processing programs and software programs and systems and related documentation, tools, research projects, computer software under development, software concepts owned and proprietary intellectual property, processes, formulae and algorithms, including all intellectual property used in the ownership, marketing, development, maintenance, support and delivery of the software; (v) moral rights, rights in confidential information (including know how and trade secrets); (vi) all inventions, trade secrets, methodologies, improvements, developments, modifications and derivative works, whether or not reduced to practice, which Limited, or any employee of Limited, together or individually, alone or in combination with each other or any other person, have made which relates to the International Business; (vii) any rights Limited may have in any research, interviews, deliverables or work product developed or delivered in connection with its business, whether developed or delivered to Clients or otherwise, and (viii) any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights of forms of protection in any part of the world (collectively, the "Limited Intellectual Property");

          (j) Licenses. All licenses, permits, franchises, approvals, registrations and authorizations (including applications therefor), including without limitation such right, title and interest as Limited may have in the license granted in favour of AC by the Director-General of State Administration for Industry and Commerce of the People's Republic of China (the "Chinese License") and those set forth in Schedule 1.1(j);

          (k) Books and Records. All Books and Records of Limited, but excluding those accounting records required by law or regulation to be retained by Limited. Each of Purchaser and Limited agrees to provide access to such Books and Records as are retained by it to the other party and its agents (at such party's sole expense) on giving reasonable notice and at all reasonable times;

          (l) Client Information. All of Limited's Client and supplier lists, all Client files, all files related to employees, consultants or independent contractors, all computer data

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


bases and other business records in any way relating or pertaining to the International Business;

          (m) Tax Refund Receivables. All receivables of Limited in the form of tax refunds, reimbursements or any other payments;

          (n) Nonsolicitation Agreements. All of Limited's contractual rights with any third parties relating to agreements of such third parties not to solicit [***] or employees and/or Clients of Limited, all of which are described on Schedule 1.1(n) hereto and have been previously delivered to Purchaser;

          (o) Board of Advisors Rights. All of Limited's right to solicit members of the current Board of Advisors of AC for a new board of advisors;

          (p) Board of Advisors Meeting. Any and all property, rights, contracts and deposits relating to the Board of Advisors meeting scheduled for May 10 and 11, 2006 titled `Industry Disruption: Managing the New S-Curve', including without limitation all rights under any contracts with the venue, service providers and speakers in connection with such event, as well as all rights in any marketing materials, guest lists, or reservation lists relating thereto;

          (q) International Website. All rights to any information relative to the International Business and/or Limited on Sellers' current website in electronic or other reasonable format requested by Purchaser; and

          (r) Other. Any and all other property or assets, tangible or intangible, owned, licensed or leased by Limited not included in the Excluded Assets.

     1.2. Purchase of Assets of AC. On the terms and subject to the conditions set forth in this Agreement, on the Completion Date, AC shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from AC, such right, title, and interest that AC has in the assets enumerated below primarily used in support of the International Business, in each case free and clear of any Encumbrances (except that such assets may be subject to Permitted Encumbrances) (the foregoing are hereinafter referred to as the "AC Assets" and together with the Limited Assets, the "Assets"). The AC Assets include such right, title, and interest that AC has in or to the following:

          (a) [***] Contracts. All written or oral contracts and other agreements, engagements, arrangements or working relationships between AC and [***] pursuant to which AC renders services to [***], including all work in progress related thereto and including any and all accounts receivable (billed and unbilled) relating to [***], which at the time of Completion is approximately $132,000 (the "[***] Contracts");

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


          (b) Vendor and Supplier Contracts. All contracts and other agreements set forth on Schedule 1.2(b) between AC and its vendors and suppliers pursuant to which AC receives services in support of Limited's conduct of the International Business (the "AC Vendor and Supplier Contracts");

          (c) Tangible Personal Property. All furniture, fixtures, equipment, computer hardware (including network and telecommunications equipment and servers and any assignable preparatory materials or user manuals associated with any computer software), tools, supplies, machinery, phone systems and other tangible personal property owned by AC that are primarily used in the conduct of the International Business (including those listed on Schedule 1.2(c)) or in connection with the [***] Contracts and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "AC Tangible Personal Property" and together with the Limited Tangible Personal Property, the "Tangible Personal Property");

          (d) Intellectual Property. All intellectual property presently owned or licensed by AC that is significantly used in connection with the International Business set forth on Schedule 1.2(d)(1), including but not limited to: (i) all patents and patent applications, plant varieties rights, all copyrights in both published works and unpublished works; (ii) all computer and electronic data processing programs and software programs and systems and related documentation, research projects, computer software under development, software concepts owned and proprietary intellectual property, processes, formulae and algorithms, including all intellectual property used in the ownership, marketing, development, maintenance, support and delivery of the software; (iii) moral rights, rights in confidential information (including know how and trade secrets); (iv) all inventions, improvements, developments, modifications and derivative works, whether or not reduced to practice, which AC, or any employee of AC, together or individually, alone or in combination with each other or any other person, have made which relates to the International Business; and (v) any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights of forms of protection in any territory in which the International Business is conducted, except for all of AC's right, title and interest in the trademarks, service marks and applications for the word "Adventis" (collectively, the "AC Intellectual Property" and together with the Limited Intellectual Property, the "Intellectual Property"); provided, however, that AC shall retain (I) a limited license to use, in North America or in connection with AC's current contract with [***], the AC Intellectual Property that are currently being used in North America or in connection with such contract and that are set forth on Schedule 1.2(d)(2) and (II) ownership of the AC Intellectual Property that are currently being used in North America or in connection with AC's current contract with [***] and that are set forth on Schedule 1.2(d)(3);

          (e) IP Licenses. To the extent used in connection with the International Business or the [***] Contracts, all licenses, authorisations or permissions (in whatsoever form and whether express or implied) under which AC uses any AC Intellectual Property

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


owned by any third party ("AC IP Licences" and together with the Limited IP Licenses, the "IP Licences");

          (f)  Licenses.   All   licenses,   permits,   franchises,   approvals,
registrations and authorizations set forth on Schedule 1.2(f) (including applications therefor) in any way relating or pertaining to the International Business, including without limitation such right, title and interest of AC in the Chinese License; and

          (g) Nonsolicitation Agreements. AC's contractual rights set forth in any agreements with any third parties to the extent that such rights consist of the agreements of such third parties not to solicit [***] or employees and/or Clients of Limited, all of which are described on Schedule 1.2(g) hereto and have been previously delivered to Purchaser; and

          (h) Website. So long as AC is in business in the United States and the rights to the adventis.com domain name have not reverted to the applicable domain name registry, Purchaser shall have the right to keep and maintain the subdomain uk.adventis.com and any associated mail exchange record(s).

     1.3. Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, Purchaser shall not acquire and there shall be excluded from the Assets, the right, title and interest of AC and Limited in the following, all of which shall be retained by Sellers (collectively, the "Excluded Assets"):

          (a) Cash necessary to support those unfunded operating disbursements as of the Completion Date set forth on Schedule 1.1(a)(1);

          (b) All contracts and other agreements to which Limited is a party and which are utilized in the conduct of the International Business relating to vendors, suppliers, sales representatives and consultants that are not Assumed International Vendor Contracts;

          (c)  The  AC  Intellectual  Property  solely  set  forth  on  Schedule
1.2(d)(3);

          (d) Any claims or causes of action that Limited may have against AC or Adventis Holdings, Inc. or any of their respective assets;

          (e) All rights in and under the existing contract between AC and [***]; and

          (f) All other  assets of AC other  than those  listed in  Section  1.2 above.

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


                                   ARTICLE II

                          PURCHASE PRICE AND COMPLETION

     2.1. Purchase Price. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Assets and Sellers', Purchaser shall
(i) assume the Assumed Liabilities pursuant to Section 2.2 below and (ii) subject to the provisions of Section 2.5 hereof, pay to Chase (as designated in writing by Sellers to Purchaser) in immediately available funds an aggregate amount in cash equal to ONE MILLION FOUR HUNDRED NINETY-FIVE THOUSAND NINE HUNDRED THIRTY-THREE UNITED STATES DOLLARS AND FIVE CENTS (US$1,495,933.05) (the "Purchase Price") on the Completion Date.

     2.2. Assumption of Liabilities. At the Completion, Purchaser shall assume and agree to pay and perform and discharge the following obligations and liabilities of Limited as of the Completion Date, but only to the extent specifically set forth below (collectively, the "Assumed Liabilities"):

          (a) Those current trade payables of Limited set forth on Schedule 2.2(a) in an aggregate amount not to exceed US$529,066.95, which shall exclude, for the avoidance of doubt, (i) any rent payable to Oxford and City Holdings Limited (the "Landlord") pursuant to the real estate lease (the "London Lease") between Limited and the Landlord for premises located at 33 Cavendish Square, London (the "Premises"), and (ii) any trade payables of Limited owing to [***];

          (b) Accrued liabilities with regard to rent due under the London Lease for the month of March, 2006 in an amount not to exceed US$40,000;

          (c) Those accrued liabilities of Limited set forth on Schedule 2.2(c) with respect to current employees of Limited in the International Business for
(i) unpaid wages and employee  benefits for the pay period after March 31, 2006,
(ii) payroll taxes relating to payroll for the months of February and March, 2006 (it being understood that such amounts for payroll taxes will be escrowed at Completion and paid directly to the relevant taxing authorities upon receipt by the Purchaser of the relevant completed tax return or other documentation or substantiation of the amount due) and (iii) any accrued vacations, unpaid guaranteed bonuses, submitted but unreimbursed travel and entertainment expenses for the month of February, 2006 and commissions earned prior to March 17, 2006, in an aggregate amount not to exceed US$530,000, not including an unliquidated amount for (x) employee travel and entertainment expenses for the month of March, 2006, (y) commissions earned on or after March 17, 2006 or (z) any post-Completion employee-related costs;

          (d) Liabilities to make monthly cash contributions to each Employee's Pension Plan in accordance with the terms of the contracts of employment of the Employees up to an aggregate amount of US$25,000 but, for the avoidance of doubt, the Purchaser shall not assume any obligation to make payments or contribute to any individual employee contribution plan or other plan (other than the Pension Plan) currently providing for or which has previously provided benefits to Employees of which any Employee or former employee of Limited is a member (including any amount accrued but unpaid by Limited as at the Completion
Date);

          (e) Current liabilities of Limited for VAT and corporation tax in an aggregate amount not in excess of US$300,000, it being understood that such amounts will be escrowed at Completion and paid directly to the relevant taxing authorities upon receipt by the Purchaser of the relevant completed VAT return of Limited and a remittance statement from the Inland Revenue in respect of the corporation tax due in accordance with Section 5.3(a) hereof; and

          (f) All liabilities under the London Lease that solely relate to periods following the Completion Date, provided, however, that Purchaser shall not be required to pay and discharge any liability for rent payable under the London Lease relating to any period from or after the Completion Date until Purchaser has received the duly executed Landlord's Consent in accordance with
Section 2.5(a).

Notwithstanding anything else set forth herein, nothing in this Agreement shall pass to the Purchaser, or shall be construed as acceptance by the Purchaser of, any Liability (including, without limitation the Excluded Liabilities) which otherwise is not specifically assumed by the Purchaser under this Agreement (including Assumed Liabilities) or required to be assumed by the Purchaser by law.

     2.3. Time and Place of Completion. Subject to the terms of and the satisfaction or waiver of the conditions to Completion contained in this Agreement, the sale and purchase of the Assets shall be deemed to take place at a Completion (the "Completion") effective as of 12:01a.m., local time, on April 2, 2006 (the "Completion Date") unless otherwise agreed in a writing by Sellers and Purchaser. The Completion shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, or at such other time, date and place as may be mutually agreed to in writing by the parties hereto.

     2.4. Calculation of Purchase Price.

          (a) Purchaser agrees that the terms and conditions of this Agreement and the exclusions and limitations contained in this Agreement are fair and reasonable in the context of a sale by companies in financial distress having regard to the fact that in settling the consideration payable under this Agreement one of the factors taken into account was the commercial risk to the Purchaser represented by the fact that all the parties believe that the terms and conditions, exclusions and limitations would be recognized as fully effective by the Courts, the Sellers making it clear that on any other basis they would not have agreed to enter into this Agreement except for a higher consideration.

          (b) Sellers make no representations, warranties or conditions, express or implied, statutory or otherwise, in respect of the International Business or any of the Assets sold or agreed to be sold under this Agreement or of which possession is agreed to be passed under this Agreement other than those specifically set forth herein. Other than the representations specifically set forth herein, the Assets are being sold on an "as is, where is" basis.

     2.5. Lease Holdback; Bare License to Occupy Premises.

          (a) From and after the date hereof, Sellers shall use their reasonable endeavours to obtain:

               (i) a signed copy of Addleshaw Goddard's draft letter of 31 March 2006 attached to this Agreement as Exhibit A;

               (ii) the Landlord  providing  written  consent in accordance with the terms of, and for the purposes of, licensing the Purchaser to occupy the Premises (the "Limited Occupancy Licence") without interruption, restriction or disturbance for a period from the Completion Date up to and including 23 June 2006 (the "Occupancy Period");

               (iii) a written undertaking by the Landlord to grant a licence to
                    Purchaser on the same terms as the Limited Occupancy Licence and for the unexpired term of the Limited Occupancy Licence in the event that the London Lease terminates for any reason or Limited becomes insolvent;

               (iv) an agreement in writing by the Landlord  confirming that all amounts due under the London Lease to date have been paid and waiving any claim for payment in respect of prior breaches of the London Lease by Limited; and

               (v) the Landlord's formal written consent (in accordance with clause 3.26 of the London Lease) to the assignment of the London Lease by Limited to the Purchaser prior to the expiration of the Occupancy Period (the "Landlord's Consent").

          (b) Upon receipt of the Landlord's Consent during the Occupancy Period, Limited shall, as soon as practicable, assign the London Lease to Purchaser for a consideration of US$1, receipt of which is hereby acknowledged.

          (c) Upon completion of an assignment of the London Lease to Purchaser, Limited shall deliver a valid VAT invoice for the provision of services, being the supply of facilities, the consideration for which shall be an amount equal to the rent calculated on a daily rate for the number of days the Purchaser occupied the Premises during the Occupancy Period without having completed such assignment.

          (d) Notwithstanding the transfer to Purchaser of Limited's rights to the deposit monies retained by the Landlord pursuant to the Rent Deposit Deed dated April 25, 2002, in the event that monies due under the rent deposit deed dated April 25, 2002 are released to Limited, such monies shall be held on trust for Purchaser and Limited shall promptly transfer these monies to Purchaser or to the Landlord at the request of Purchaser.

          (e) In the event that Sellers have not delivered the Landlord's Consent on or prior to the Completion Date, then, notwithstanding anything else set forth herein to the contrary, at the Completion, Purchaser shall deduct from the Purchase Price delivered at the Completion the amount of One Hundred and Fifty Thousand Dollars (US$150,000) (the "Lease Holdback Amount") in order to secure Sellers' obligation to obtain the Landlord's Consent and shall deliver the Lease Holdback Amount to Bingham McCutchen LLP ("Escrow Agent") to be held in escrow pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit B to be entered into by and among Purchaser, Sellers and Escrow Agent on the Completion Date (the "Escrow Agreement").

          (f) In the event that Purchaser incurs any Demand by the Landlord in connection with the London Lease or any effort to remove Purchaser from the Premises during the Occupancy Period (including, without limitation, any attorneys' fees and amounts paid to the Landlord voluntarily or involuntarily in order to occupy the Premises for the entire Occupancy Period), then Purchaser shall be entitled to deduct all such Demands from the Lease Holdback Amount and such amounts shall be released from escrow to the Purchaser in accordance with the terms of the Escrow Agreement.

          (g) Purchaser and Sellers shall jointly instruct Escrow Agent (in accordance with the terms of the Escrow Agreement) to deliver to Chase as soon as commercially practicable any remaining portion of the Lease Holdback Amount upon the earliest of the following to occur: (i) Sellers' delivery of the Landlord's Consent to Purchaser prior to the expiration of the Occupancy Period;
(ii) Sellers'  delivery of the consent and undertaking of Landlord  described in
Section 2.5(a)(ii) and 2.5(a)(iii) hereof; (iii) the expiration of the Occupancy Period if Purchaser shall have occupied the Premises pursuant to the London Lease without interruption, restriction or disturbance during the entire Occupancy Period; (iv) Purchaser voluntarily exits the Premises during the Occupancy Period (but, for the avoidance of doubt, if Purchaser vacates the Premises because the Landlord threatens eviction or requires an unreasonable sum of money in order to remain in possession of the Premises during the Occupancy Period, such vacation of the Premises shall not be deemed to have been voluntary); or (v) Purchaser ceases to occupy the Premises as a result of Purchaser's failure to comply at all times with the provisions of Sections 2.5(k) and 2.5(l). At such time as the foregoing events are no longer capable of fulfillment, Purchaser shall be entitled to instruct the Escrow Agent to return any remaining portion of the Lease Holdback Amount to it and Purchaser shall have no liability to Sellers therefor.

          (h) In the event that Limited has not procured the Landlord's Consent on or prior to the Completion Date, from the Completion Date, Limited hereby grants Purchaser the exclusive right to occupy the Premises without interruption, restriction or disturbance for a period up to and including 23 June 2006 or until a date when it shall have made arrangements with the Landlord for its lawful occupation of the Premises (whichever is sooner) (the "Occupancy Licence Period") and to carry on the International Business in the Premises as licensee subject to the rights of the Landlord. For the avoidance of doubt, Purchaser shall vacate the Premises immediately on the expiry of the Occupancy Licence Period, unless it shall have made arrangements with the Landlord for its continued occupation.

          (i) Subject to Section 2.2(f), Purchaser shall pay all rates and all heating, gas, electricity and telephone charges and such other like expenses in respect of the Premises relating to the period of its occupation forthwith on demand by Limited.

          (j) Limited shall not interfere with the conduct of Purchaser's business at the Premises during the period which the Purchaser is in occupation of the Premises as Licensee.

          (k) During the period of its occupation of the Premises, Purchaser shall not and shall procure that its servants, agents or licensees shall not cause any nuisance or annoyance to third parties or their property or any damage, loss or destruction (except any accidental damage, loss or destruction) to the Premises and shall, where any such nuisance or annoyance is complained of, forthwith abate the same and where any such damage or loss or destruction is caused, forthwith repair or replace the same.

          (l) During the period of Purchaser's occupation of the Premises, Purchaser shall not knowingly do or bring or cause or permit to be done or brought any act, matter or thing upon the Premises or any part of them in reason or in consequence of which the rights of Limited under any policy of insurance in respect of the Premises might be prejudicially affected (save for the fact of its occupation of the Premises under licence without the Landlord's formal consent).

     2.6. Completion Deliveries.

          (a) At Completion, Limited and AC shall deliver to Purchaser:

               (i) physical possession of all the Assets capable of passing by delivery, with the intent that title in such Assets shall pass to the Purchaser by and on such delivery;

               (ii) a duly executed Bill of Sale in the form attached  hereto as
                    Exhibit C (the "Bill of Sale");

               (iii) a duly executed  Assignment and  Assumption  Agreement (the
                    "Assignment Agreement") in the form attached hereto as Exhibit D, pursuant to which Limited and AC shall assign all rights in the contracts or agreements included in the Assets and Purchaser shall assume all Liabilities related thereto arising after the Completion Date;

               (iv) a duly executed  Assignment of Intellectual  Property in the form attached hereto as Exhibit E, pursuant to which Limited and AC will assign all intellectual property and associated goodwill included in the Assets;

               (v) a duly executed irrevocable license in the form attached hereto as Exhibit F, pursuant to which AC will grant Purchaser the exclusive right to use the AC Intellectual Property set forth on Schedule 1.2(d)(3) in connection with the International Business in accordance with the terms of such license (the "AC/Purchaser IP License");

               (vi) a duly  executed  Assignment of License in the form attached hereto as Exhibit G, pursuant to which Sellers shall assign to Purchaser all interest in the Chinese License;

               (vii) a duly  executed  Release  and Waiver in the form  attached hereto as Exhibit H, pursuant to which Limited and AC shall release Purchaser and all of its Affiliates from the claims specified therein;

               (viii) a copy of a duly  executed  Release  in the form  attached hereto as Exhibit I, pursuant to which AC shall release Limited from any claims or causes of action that AC or Adventis Holdings, Inc. may have against Limited;

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


               (ix) all documents of title and  certificates  in either Seller's possession for the lawful operation and use of, and all service documents pertaining to, the Tangible Personal Property;

               (x) all documents of title, certificates, deeds, licences, agreements and other documents in either Seller's possession relating to the Intellectual Property and all manuals, drawings, plans, documents and other materials and media on which Client or [***] information is recorded;

               (xi) the Assumed  Contracts  and the books,  accounts,  reference lists of customers, credit reports, price lists, cost records, work tickets, catalogues, advertising and all other documents, papers and records in the possession or under the control of either Seller relating to the International Business or any of the Assets duly written up to the Completion Date;

               (xii) all records referred to in section 49 of VATA 1994;

               (xiii) a copy of an original special resolution of the members of
                    Limited resolving to change its name to remove any reference to "Adventis", and a cheque payable to the Registrar of Companies (provided that such cheque may be delivered one
                    (1) Business Day following the Completion Date) for the sum of the Registrars' change of name fee, which the Purchaser shall file with the Registrar of Companies;

               (xiv) the Book and Records;

               (xv) a written  acknowledgement  in the form  attached  hereto as
                    Exhibit J from Limited certifying that all arrangements to which Limited and either AC or Adventis Holdings, Inc. is a party and which affect the Business or Assets have been cancelled by mutual agreement and without any compensation or damages being payable by either party to the other;

               (xvi) all National Insurance and PAYE records, fully completed in respect of the Employees and showing that payments are up to date except as set forth on Schedule 2.2(c), and all records required to be kept under the Working Time Regulations 1998;

               (xvii) a copy of the resolutions of a meeting of the directors of
                    Limited   authorizing  the  execution  by  Limited  of  this
                    Agreement; and

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


               (xviii) possession of the Premises.

          (b) On the Completion Date, Limited, AC or its agent shall deliver payments to [***] in the amounts set forth on Schedule 2.6(b) hereto for repayment of the outstanding trade payables of Limited to such third parties.

          (c) At Completion, Purchaser shall deliver:

               (i)  to Chase, the Purchase Price less the Lease Holdback Amount;

               (ii) to Escrow Agent, the Lease Holdback Amount;

               (iii) to Osborne  Clark,  an amount  necessary to satisfy the VAT and payroll tax liabilities referenced in Sections 2.2(c) and 2.2(e);

               (iv) to  Limited,  the  Assignment  Agreement,  duly  executed by
                    Purchaser;

               (v) a license in the form attached hereto as Exhibit K, pursuant to which Purchaser will grant AC the right to use the Limited Intellectual Property after the Completion Date in accordance with the terms of such license; and

               (vi) to Sellers,  a copy of the  resolutions  of a meeting of the
                    directors  of  Purchaser   authorizing   the   execution  by
                    Purchaser of this Agreement.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

     3.1. Organization and Good Standing. Each of the Sellers is a corporation, duly organized, validly existing and in good standing under the Laws of its respective state or country of organization and has full corporate power to carry on its business and to own, lease and operate its properties and assets, including the Assets, and to carry on the International Business as now being conducted, and to sell, assign, transfer and convey to Purchaser the Assets as provided in this Agreement. Each of the Sellers is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on the International Business and the operation of the Assets as now conducted.

     3.2. Due Authorization. Each of the Sellers has full corporate power to execute, deliver and perform this Agreement, and, on or before the Completion Date, shall have taken, or caused to have been taken, all necessary action, corporate or otherwise, to authorize the execution, delivery and performance by each of the Sellers of this Agreement. This Agreement has been duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and legally binding agreement of Sellers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to the limitations imposed by general equitable principles or the exercise of judicial discretion in accordance with such principles.

     3.3. No Violation or Conflict. Except as otherwise expressly stated herein, neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter documents of Sellers, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise change the existing rights or obligations of any party thereto) under, any term, condition or provision of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which either of the Sellers are a party or by which either Seller or any of their respective properties is bound, or (iii) violate or conflict with any permit, concession, grant, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to any Seller or to the Assets or the International Business.

     3.4. Litigation. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened, which (i) might prevent or hinder the consummation of this Agreement and the transactions contemplated hereby or (ii) have been commenced against Limited or that otherwise relate to or may affect the International Business or the Assets.

     3.5. No Approvals. Except for any approval required under Chinese Law to transfer the Chinese License, there are no governmental, regulatory, or any other type of approvals, permits, licenses or consents which Sellers must obtain, other than those to be obtained prior to Completion, in order for Sellers to sell, assign and transfer the Assets to Purchaser.

     3.6. Accuracy of Disclosure. To the Sellers' Knowledge, none of the information delivered by or on behalf of Sellers to Purchaser or any of its lawyers, advisors or representatives contains any untrue statement of material fact or omits to state a material fact necessary to make the information contained therein not misleading. To the Sellers' Knowledge, no statement made by or on behalf of Sellers in this Agreement, the Schedules attached hereto or the certificate to be delivered pursuant to Section 6.1 hereof, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the Sellers' Knowledge, except as disclosed in this Agreement, no fact or condition exists in any way relating or pertaining to the International Business which, individually or in the aggregate, has or constitutes, or could reasonably be expected to have or constitute, a Material Adverse Effect on the International Business.

     3.7. Brokers. Except for America's Growth Capital, LLC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment. Sellers agree that they are liable for the payment of any fee owing to America's Growth Capital, LLC in connection with the transactions contemplated hereby and that Purchaser shall have no liability therefor.

     3.8. Title to Assets; Encumbrances. Sellers are in possession of and are the lawful owners of and have good and marketable title to all of the properties, documents and Assets used in the conduct of the International Business as presently conducted and all properties and assets acquired by Sellers after the date thereof, free and clear of all liens, pledges, hypothecations, mortgages, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, transfer restrictions under any stockholder or similar agreement, encumbrances, restrictions, limitations or third party interests of any nature whatsoever ("Encumbrances"), except (i) those disclosed on Schedule 3.8, (ii) liens for current property taxes not yet due and payable, (iii) liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like and (iv) any other restrictions set forth in the AC/Purchaser IP License ("Permitted Encumbrances"). The Tangible Personal Property and the improvements to leased real properties of Sellers are in good operating condition and repair, ordinary wear and tear excepted, are useable in the ordinary course of business and conform to all applicable statutes, ordinances and regulations relating to their construction, use and operation. Pursuant to the London Lease, Limited is in possession and has actual occupation of the entire Premises on an exclusive basis.

     3.9. Germany Operations. Except as set forth on Schedule 2.2(a) or Schedule 2.2(c), Limited represents and warrants that there are no outstanding Liabilities in connection with any International Business conducted in Germany, including with respect to any Taxes payable in Germany.

     3.10. Intellectual Property. To the respective Knowledge of each Seller, there has been no infringement by any third party of any Intellectual Property, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the International Business and no such infringement, breach of confidence and passing off or actionable act of unfair competition is current or anticipated. To the respective Knowledge of each Seller, the activities involved in the conduct of the International Business: (i) have not infringed, do not infringe and are not likely to infringe the intellectual property rights of any third party; and (ii) have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition.

     3.11. Employees and Related Liabilities. Limited represents and warrants to the Purchaser (for itself and as trustee for all other owners for the time being of the whole or any part of the International Business and the Assets) that, as of the Completion Date: (i) the persons set forth on Schedule 3.11 hereto constitute all of the Employees; (ii) Limited has provided to Purchaser copies of all written agreements with Employees as set forth on Schedule 3.11 and has disclosed to Purchaser the terms of any oral agreement with Employees or any other agreements with Employees that have not yet been provided; and (iii) the Liabilities set forth on Schedule 2.2(c) represent the only outstanding liabilities of the Sellers to the Employees.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

     4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the country of its organization, and has full corporate power to carry on its business and to own, lease and operate its properties. Purchaser is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on its business as now conducted.

     4.2. Due Authorization. Purchaser has full corporate power to execute, deliver and perform this Agreement, and, on or before the Completion Date, shall have taken, or caused to have been taken, all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, constitutes a valid and legally binding agreement of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar Laws of general applicability relating to or affecting creditors rights, to the limitations imposed by general equitable principles.

     4.3. No Violation or Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the

Memorandum of Association or Articles of Association of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise change the existing rights or obligations of any party thereto) under, any term, condition or provision of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (iii) violate or conflict with any permit, concession, grant, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Purchaser.

     4.4. Litigation. There are no judicial or administrative actions, suits, proceedings or investigations pending or threatened, which might prevent or hinder the consummation of the Agreement and the transactions contemplated hereby.

     4.5. Brokers. Neither Purchaser nor any affiliate thereof has retained or employed any broker, finder or investment banker in connection with this agreement or the transactions contemplated hereby and no broker or other person is entitled to any commission or finder's fee from Purchaser or any of its respective affiliates in connection with such transactions based on any actions taken by Purchaser or any of its affiliates.

     4.6. Financial Condition of Purchaser. Purchaser has been, is and shall be solvent prior to and after giving effect to the transactions contemplated by this Agreement. The Purchaser has the cash available or has existing borrowing facilities in effect which together are sufficient to enable it to pay the Purchase Price at the Completion and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.


                                    ARTICLE V

                                    COVENANTS

     5.1. Conduct of Business. Until the Completion Date, Limited shall conduct the International Business consistent with prior practices and shall not:

          (a) make any payments to third parties and/or distributions without the prior consent of Purchaser, which consent shall not be unreasonably withheld;

          (b) take any action that would constitute a default under any of the Assumed Contracts or the London Lease; and

          (c) transfer any funds to any account owned by either Seller or their Affiliates that is not included in the Assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld provided that such transfers are consistent with past practices.

     5.2. Confidentiality.

          (a) Sellers and Purchaser agree, for themselves and their Affiliates, that (i) each Seller and the Purchaser and their respective Affiliates shall not disclose the contents or existence of the Transaction Documents, or any prior or contemporaneous discussions between the parties regarding the transactions contemplated thereby, except to those directors, officers, employees, agents and representatives or advisors, including counsel and financial advisors who need to know such information for the purpose of assisting such party in connection with the consummation of the transactions contemplated hereby, except as may be required (upon advice of counsel) to be in compliance with applicable Law, regulation or judicial process, provided that each party shall consult with the other party before making any disclosure which may be so required.

          (b) Each party will use its commercially reasonable efforts to cause all persons (including any Affiliates) to whom any such information is disclosed not to disclose any of such information to others in violation of the foregoing restrictions; provided, however, that this Section 5.2 shall not apply to communications necessary, but only in so far as necessary, by Sellers and the Purchaser in order to satisfy the conditions precedent contained in Articles VI and VII. The provisions of this Section 5.2 shall not apply and be of no force or effect if a (i) bankruptcy case is filed by or against either Seller or (ii) to the extent otherwise provided by applicable Law or court order.

     5.3. Value Added Tax.

          (a) All amounts paid or payable or consideration provided or to be provided under or in pursuance to this Agreement shall be exclusive of VAT (if any). Where one party (in this Section 5.3 (the "Supplier") makes or is deemed to make a supply to another party (in this Section 5.3 the "Recipient") for the purposes of VAT, whether the supply is for a monetary consideration or otherwise, the Recipient shall pay to the Supplier in accordance with the terms of this Section 5.3(a) an amount equal to the VAT (and any penalty or interest chargeable to the extent that it is attributable to any act or omission by the Recipient) in addition to the consideration provided in this Agreement. The Recipient shall account to the Supplier for any amount so payable upon presentation of a valid VAT invoice from the Supplier in accordance with Section 5.3(c).

          (b) Limited and the Purchaser agree that the sale of the Assets is the transfer of the business of Limited as a going concern for the purposes of both section 49, VATA and Article 5, Value Added Tax (Special Provisions) Order 1995 ("Article 5"). Sellers and the Purchaser shall use their reasonable endeavours to secure that pursuant to such provisions the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

          (c) If, nevertheless, any VAT is payable on the sale of the Assets under this Agreement and HM Revenue & Customs have so confirmed in writing after full disclosure of all material facts, the Purchaser shall pay to Limited the amount of that VAT immediately on payment of the VAT by Limited or, if later, promptly after delivery by Limited to the Purchaser of a paper VAT invoice in respect of it, together with a copy of confirmation from HM Revenue & Customs that VAT is payable and of the document disclosing all material facts as described in this Section 5.3(c).

          (d) Before sending any relevant letter to HM Revenue & Customs, Limited shall give the Purchaser a reasonable opportunity to comment on it, and shall make such amendments as the Purchaser reasonably requires.

          (e) Limited shall, on request, make available any information and documents in its control required to establish to HM Revenue & Customs and any tribunal or court that no liability, or a reduced liability, arises on the Purchaser or any other company under section 44 of VATA 1994 as a result of the sale of the Assets.

          (f) Limited and Purchaser intend that section 49 of VATA 1994 shall apply to the sale of the Assets under this Agreement and accordingly:

               (i) Limited shall, on Completion, deliver to the Purchaser all records referred to in section 49 of VATA 1994 ("VAT Records");

               (ii) Limited  shall not make any  request to HM Revenue & Customs for the VAT Records to be preserved by Limited rather than the Purchaser;

               (iii) The  Purchaser  shall  preserve  the VAT  Records  for such period as may be required by law and, during that period, permit Limited reasonable access to them to inspect or make copies of them; and

               (iv) The  Purchaser  may fulfill  its  obligations  under  clause
                    5.3(f)(iii) by procuring that any future transferee of the International Business or any other person preserves the VAT Records and permits reasonable access as mentioned in that clause, in which case the Purchaser shall notify Limited of the name of that person.

          (g) If the  Purchaser  pays  Limited an amount in respect of VAT under
Section 5.3(a) and HM Revenue & Customs note that all or part of it was not properly chargeable, Limited shall repay the amount or relevant part of it to the Purchaser. Limited shall make the repayment as soon as reasonably practicable after the ruling, unless it has already accounted to HM Revenue & Customs for the VAT. In that case, Limited shall apply for a refund of the VAT (plus any interest payable by HM Revenue & Customs), use reasonable endeavours to obtain it as soon as practicable, and pay to the Purchaser the amount of the refund and any interest when and to the extent received from HM Revenue & Customs.

          (h) The Purchaser warrants that:

               (i) it is or shall be a taxable person with effect from Completion;

               (ii) with effect from  Completion it intends to use the Assets in carrying on the same kind of business as previously carried on by Limited; and

               (iii) it is not a party to this  Agreement as a trustee,  nominee or agent for any other person.

          (i) Limited warrants that it is a taxable person as at the Completion Date.

          (j) Limited confirms that it has been paying VAT on all amounts payable by it under the London Lease.

     5.4. Employees.

          (a) The  parties  acknowledge  and agree  that,  pursuant  to the TUPE
Regulations, the contracts of employment between Limited and each of the Employees will have effect from the Completion Date as if originally made between the Purchaser and each Employee (except to the extent that such contracts relate to old age, invalidity and survivors' benefits under any occupational pension scheme).

          (b) Limited agrees (for itself and as trustee for all other owners for the time being of the whole or any part of the International Business and the Assets) that it shall not employ, engage or transfer, or solicit or attempt to employ, engage or transfer, any Employee to work outside the International Business or take any action to prevent or otherwise prohibit Purchaser from employing the Employees in the International Business.

          (c) Without undue delay after the Completion Date, Limited shall deliver to the Employees located in Germany (the "German Employees"), a joint written communication from Limited and Purchaser, which communication will inform the German Employees in accordance with Sec. 613a para. 5 German Civil Code (BGB) about the transfer of the International Business and Assets and of the employment relationships of the German Employees to the Purchaser. The communication to the German Employees shall be prepared by Limited in cooperation with the Purchaser. Limited shall be responsible and liable that the information provided for, and contained in, the communication to the German Employees is correct, comprehensive and not misleading, as far as the facts or documents, on which such information is based, were known or should have been known to Limited.

     5.5. Assumed Contracts.

          (a) Limited shall, with effect from the Completion Date, assign to the order of the Purchaser, or procure the assignment to the order of the Purchaser of, all the Assumed Contracts which are capable of assignment without a Third Party Consent.

          (b) As soon as reasonably practicable following the Completion, Purchaser and Sellers shall jointly execute an announcement notifying all parties to the Assumed Contracts of the assignment set forth herein and under the other Transaction Documents.

          (c) If any of the Assumed Contracts cannot be assigned or novated without obtaining a Third Party Consent, then Limited and AC shall use their reasonable best efforts to obtain such consents following the Completion.

          (d) Insofar as any of the Assumed Contracts cannot be assigned or novated to the Purchaser without Third Party Consent, and such consent is refused or otherwise not obtained, or where any of the Assumed Contracts are incapable of transfer to the Purchaser by assignment, novation or other means, all economic benefits of such Assumed Contracts shall nevertheless be deemed to be assigned to Purchaser and to the extent that either Seller receives any payment in respect thereof, such Seller shall immediately remit such payment directly to Purchaser. Sellers agree that Purchaser shall have all right to take actions on such Assumed Contracts on behalf of or in the name of the relevant Seller in order to gain the full benefits of such Assumed Contracts. After the Completion Date, Sellers agree not to take any actions under the Assumed Contracts without the advance written consent of Purchaser.

     5.6. Receivables.

          (a) As and when required by the Purchaser after Completion, Limited shall deliver to the Purchaser assignments of such of the Limited Accounts Receivables as the Purchaser may specify and Limited irrevocably appoints any director of the Purchaser after Completion to act as its attorney in the execution of any such assignment.

          (b) Notwithstanding Section 5.6(a), Limited undertakes to hold on trust for the benefit of the Purchaser any payments in respect of any Limited Accounts Receivables received by it and to remit the same to the Purchaser forthwith on receipt.

          (c) As soon as practicable following the Completion Date, Purchaser shall prepare, and upon receipt from Purchaser, Limited agrees to use its best efforts to sign and deliver to the Purchaser, a letter from Limited to each of the persons from whom the Limited Accounts Receivables are owed requiring them to pay their respective part of the Limited Accounts Receivables to the Purchaser.

          (d) On notice in writing from the Purchaser, Limited undertakes to hold in trust for the Purchaser any amounts recovered by Limited under the VAT Bad Debt Relief Provisions or otherwise in respect of the Receivables and to pay the same to the Purchaser forthwith.

     5.7. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Sellers and Purchaser will each bear their own costs and expenses incurred in connection with this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, and no such expenses of the Sellers shall be satisfied from any of the Assets.

     5.8. Other Agreements; Further Assurances.

          (a) Sellers and Purchaser agree to take, or cause to be taken, all actions and to do, or cause to be done, all things deemed reasonably necessary by Purchaser, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental or regulatory bodies and any other Persons required to be obtained by them for the consummation of the Completion and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

          (b) Sellers shall cooperate in good faith with Purchaser to transfer any and all information or Intellectual Property transferred hereunder relative to the International Business and/or Limited from the Sellers' current website to Purchaser in a format reasonably requested by Purchaser.

          (c) To the extent that Purchaser waives delivery at the Completion Date of any of the items set forth in Section 2.6(a) hereof, Sellers shall nonetheless deliver such items as soon as practicable following the Completion Date.

          (d) As soon as practicable following the Completion, Limited shall execute and deliver one or more irrevocable instructions to the bank(s) of Limited as may be necessary or required by such bank(s) to procure the automatic transfer to the Purchaser of any payment that any Client may make to such bank(s) after the Completion Date.

     5.9. No Voluntary Insolvency. For so long as Purchaser is occupying the Premises pursuant to the London Lease and none of the events described in
Section 2.5(g) hereof have occurred, AC undertakes not to pass any resolution or take any other action (unless required by applicable Law) for the voluntary placement of Limited into any insolvency proceeding.

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


     5.10. Exclusivity. Commencing as of the execution of this Agreement and until Termination or the Completion, neither Limited nor any agents working on its behalf shall directly or indirectly enter into any agreement with respect to or engage in any discussions or negotiations regarding any transaction outside the ordinary course of business including but not limited to any transaction involving a merger, transfer or sale of assets or equity interests or similar transaction regarding Limited or the International Business. Limited shall notify Purchaser promptly if it is approached by any third party regarding such a transaction. Limited agrees that it has received good, valuable and adequate consideration for the foregoing agreements. Limited covenants and agrees that it will immediately terminate any negotiations with any third parties regarding the foregoing. The provisions of this Section 5.10 shall not apply and shall be of no further force or effect if an involuntary bankruptcy case or insolvency proceeding is filed in the United States or in the United Kingdom against Limited.

     5.11. Announcements; Notices. Notwithstanding anything set forth herein to the contrary, Limited shall not notify [***] and any Client, customer, vendor, supplier, contractor, Employee or any other party to any Assumed Contract or make any public announcement regarding the execution of this Agreement or the nature of the transactions contemplated hereby, without the advance written consent of Purchaser, which may be withheld by Purchaser in its sole discretion, or as otherwise required to comply with applicable Law or this Agreement.

     5.12. Landlord's Consent. After Completion, Limited and AC shall use their reasonable endeavors to procure, as soon as practicable, the Landlord's Consent in accordance with Section 2.5 hereof.

     5.13. Use of Intellectual Property. Neither Limited, AC nor Adventis Holdings, Inc. shall, at any time after Completion, use in the course of any International Business (with the sole exception of AC's current contract with [***]):

          (a) the words "Adventis";

          (b) any trade or service mark, business or domain name, design or logo which, at the Completion Date, is used primarily in the International Business; or

          (c) anything which is, in the reasonable opinion of the Purchaser, capable of confusion with such words, marks, names, designs or logos used primarily in the International Business.

     5.14. Client Confidentiality Obligations. Purchaser acknowledges and agrees that, in connection with the assignment to it of the International Client Contracts and the [***] Contracts, it shall assume all relevant confidentiality and non-disclosure obligations imposed upon Limited or AC under such International Client Contracts or [***] Contracts.

                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to close this Agreement are subject to the fulfillment on or prior to the Completion Date of each of the following conditions:

     6.1. Representations and Warranties True at Completion. The representations and warranties of Sellers contained in this Agreement shall be true and correct, in all respects, on and as of the Completion Date, with the same force and effect as though made on and as of the Completion Date, and Sellers shall have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Completion Date. Each Seller shall have delivered to Purchaser a certificate, dated the Completion Date and signed by its Secretary or Chief Financial Officer, to the foregoing effect.

     6.2. Release and Consent of Chase. Approval of this Agreement by Chase including, in connection with such approval, confirmation in writing that Chase shall release its lien and any claim it has in the Assets.

     6.3. Release by Behrman. A written release by Behrman Capital and its Affiliates ("Behrman") of any claim against Sellers or the Purchaser arising out of this Agreement and waiving any right to revoke or rescind this Agreement.

     6.4. Board Approval. Sellers shall have obtained consent of its Board of Directors to enter into this Agreement and the other Transaction Documents and to consummate the transactions described herein and therein.

     6.5. Completion Deliveries. On or before the Completion Date, Limited and AC shall have taken all actions required to be taken by them, or delivered all items required to be delivered by them, pursuant to Section 2.6 of this Agreement.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

     The obligations of Sellers to close this Agreement are subject to the fulfillment on or prior to the Completion Date of each of the following conditions:

     7.1. Representations and Warranties True at Completion. The representations and warranties of Purchaser contained in this Agreement shall be true and correct, in all respects, on and as of the Completion Date, with the same force and effect as though made on and as of the Completion Date, and Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Completion Date. Purchaser shall have delivered to Sellers a certificate, dated the Completion Date and signed by its President or Vice President, to the foregoing effect.

     7.2. Consents. Purchaser shall have obtained any consents, orders, permits, approvals and authorizations required to be obtained by it in connection with the consummation of the transactions contemplated hereby.

     7.3. Board Approval. Purchaser shall have obtained consent of its Board of Directors to enter into this Agreement and the other Transaction Documents and to consummate the transactions described herein and therein.

     7.4. Completion Deliveries. On or before the Completion Date, Purchaser shall have taken all actions required to be taken by it, or delivered all items required to be delivered by it, pursuant to Section 2.6 of this Agreement.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Completion as follows (each, a "Termination"):

               (i) by Purchaser, on the one hand, or by Sellers, on the other hand, by written notice to the respective other party hereto, in the event that the Completion shall not have occurred on or prior to midnight local (Boston, Massachusetts) time on April 2, 2006 (unless such event has been caused by a breach of this Agreement by the party seeking such termination); or

               (ii) by mutual  agreement of Purchaser and Sellers if one or more of the conditions precedent in Articles VI or VII cannot be met after reasonable efforts to meet such condition precedent.

     8.2. Survival. In the event of a Termination, (i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.2 and Exhibits H and I and (ii) there shall be no liability on the part of Sellers or Purchaser, their Affiliates or their respective partners, officers, directors, employees or agents, provided, however, that if such termination shall result from the breach by a party of the provisions contained in this Agreement, such breaching party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other parties hereto as a result of such breach. The exercise by the Sellers or Purchaser of the right to terminate this Agreement shall not terminate or limit any remedy that the Sellers or Purchaser may have at law or in equity by reason of the other party's breach of any obligation hereunder prior to such termination.

     8.3. Letter of Intent and Non-Disclosure Agreement. Upon execution of this Agreement, the Letter of Intent entered into between the parties dated March 28, 2006 shall terminate and be of no further force and effect. Upon the Completion Date, the Non-Disclosure Agreement shall terminate and be of no further force and effect.

                                   ARTICLE IX

                                    SURVIVAL

     9.1. Survival of Representations, Warranties; Claims. The representations and warranties of the Sellers set forth in Sections 3.4, 3.8, 3.9, 3.10 and 3.11 of this Agreement shall survive the Completion Date and shall terminate and expire on the date that is one (1) year thereafter.


                                    ARTICLE X

                                  MISCELLANEOUS

     10.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

     "AC" has the meaning specified in the first paragraph of this Agreement.

     "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person.

     "Agreement" means this Asset Purchase Agreement.

     "AC Assets" has the meaning specified in Section 1.2.

     "AC Intellectual Property" has the meaning specified in Section 1.2(d).

     "AC IP Licences" has the meaning specified in Section 1.2(e).

     "AC/Purchaser IP License" has the meaning specified in Section 2.6(a)(v).

     "AC  Tangible  Personal  Property"  has the  meaning  specified  in Section
1.2(c).

     "AC Vendor and Supplier Contracts" has the meaning specified in Section 1.2(b).

     "Article 5" has the meaning specified in Section 5.3(b).

     "Assets" has the meaning specified in Section 1.2.

     "Assignment Agreement" has the meaning specified in Section 2.6(a)(iii).

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


     "Assumed Contracts" means the Limited Personal Property Leases, the International Client Contracts, the Assumed International Vendor Contracts, the IT Services Contracts, the [***] Contracts, the AC Vendor and Supplier Contracts, the IP Licences and any other contracts or agreements included in the Assets.

     "Assumed  International  Vendor  Contracts"  has the meaning  specified  in
Section 1.1(f).

     "Assumed Liabilities" has the meaning specified in Section 2.2.

     "Bill of Sale" has the meaning specified in Section 2.6(a)(ii).

     "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the United States of America are required or authorized to close.

     "Chase" means JPMorgan Chase Bank.

     "Chinese License" has the meaning specified in Section 1.1(j).

     "Clients" means those customers and clients that purchase the services provided by Limited.

     "Completion" has the meaning specified in Section 2.3.

     "Completion Date" has the meaning specified in Section 2.3.

     "contracts and other agreements" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements, whether written or oral.

     "Demand" means any action, award, suit, claim or other legal recourse, complaint, cost, debt, demand, expense, fine, liability, loss, deficiency, damage (including diminution of value), outgoing, penalty or proceeding (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement and judgment and interest).

     "[***]" means [***].

          Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation "[***]"


     "[***] Contracts" has the meaning specified in Section 1.2(a).

     "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

     "Employees" means the employees set forth on Schedule 3.11.

     "Encumbrances" has the meaning specified in Section 3.8.

     "Escrow Agent" has the meaning specified in Section 2.5(e).

     "Escrow Agreement" has the meaning specified in Section 2.5(e).

     "Excluded Assets" has the meaning specified in Section 1.3.

     "Excluded Liabilities" means any Liability (whether accrued, absolute, contingent, known or unknown) other than the Assumed Liabilities, including, without limitation, those for or in connection with (a) anything done or omitted to be done before Completion in the course of the International Business or in connection with the Assets, (b) any creditors, (c), Taxes attributable to Limited or AC in respect of the Business or Assets relating to the period ending on the Completion Date; and (d) all bank or other overdrafts and loans owing by Limited or AC.

     "Governmental or Regulatory Body" means any nation, state, county, city, town, village, district, commonwealth, village, parish or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Intellectual Property" has the meaning specified in Section 1.2(d).

     "International Business" has the meaning specified in the recitals to this Agreement.

     "International  Client  Contracts"  has the  meaning  specified  in Section
1.1(e).

     "IP Licences" has the meaning specified in Section 1.2(e).

     "IT Services Contracts" has the meaning specified in Section 1.1(g).

     "IT System" has the meaning specified in Section 1.1(c).

     "Knowledge" or "Known" shall mean, with respect to Purchaser, the current actual knowledge, after reasonable inquiry, of the officers or employees of Purchaser, and with respect to either Seller, the current, actual knowledge, after reasonable inquiry, of the officers or employees of Sellers, respectively, and with respect to other Persons, the actual knowledge of such Person or the officers or employees of such Person.

     "Landlord" has the meaning specified in Section 2.2(a).

     "Landlord's Consent" has the meaning specified in Section 2.5(a)(v).

     "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, England and Wales, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

     "Lease Holdback Amount" has the meaning specified in Section 2.5(e).

     "Liabilities" or "Liability" means liabilities, duties and obligations of Limited or AC (as the context requires).

     "Limited" has the meaning specified in the first paragraph of this Agreement.

     "Limited Accounts Receivable" has the meaning specified in Section 1.1(b).

     "Limited Assets" has the meaning specified in Section 1.1.

     "Limited  Intellectual  Property"  has the  meaning  specified  in  Section
1.1(i).

     "Limited IP Licences" has the meaning specified in Section 1.1(g).

     "Limited   Occupancy   Licence"  has  the  meaning   specified  in  Section
2.5(a)(ii).

     "Limited Personal Property Leases" has the meaning specified in Section 1.1(d).

     "Limited Tangible Personal Property" has the meaning specified in Section 1.1(c).

     "London Lease" has the meaning specified in Section 2.2(a).

     "Non-Disclosure   Agreement"  means  that  certain   ADVENTIS   Corporation
Non-Disclosure Agreement and Non-Solicitation Agreement (Standard Reciprocal) dated as of September 12, 2005 by and between by and between ADVENTIS Corporation and The Network Management Group.

     "North America" means the United States, Canada and Mexico.

     "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement (taking into account, when determining any such changes or effects, the financial distress under which Sellers have operated immediately prior to the date hereof) or (ii) the ability of such Person to perform its obligations under this Agreement; provided, however, the financial distress of the Sellers, in and of itself, does not constitute a Material Adverse Effect.

     "Occupancy Period" has the meaning specified in Section 2.5(a)(ii).

     "Pension Plan" means the Adventis Group Personal Pension Plan.

     "Permitted Encumbrances" has the meaning specified in Section 3.8.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

     "Premises" has the meaning specified in Section 2.2(a).

     "Purchase Price" has the meaning specified in Section 2.1.

     "Purchaser" has the meaning specified in the first paragraph of this Agreement.

     "Recipient" has the meaning specified in Section 5.3(a).

     "Sellers" has the meaning specified in the first paragraph of this Agreement.

     "Supplier" has the meaning specified in Section 5.3(a).

     "Tangible Personal Property" has the meaning specified in Section 1.2(c).

     "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

     "Termination" has the meaning specified in Section 8.1.

     "Third Party Consent" means a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Purchaser of any of the Assets in terms acceptable to the Purchaser.

     "Transaction Documents" means this Agreement, the Assignment Agreement, the Bill of Sale and each other document entered into in connection with the transactions contemplated by this Agreement.

     "TUPE Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

     "VAT" means value added tax as provided under the VATA.

     "VATA" means the Value Added Tax Act 1994 and references to the VATA shall include all statutes, laws, regulations, notices, directions or similar provisions, relating to value added tax and any value added, turnover, sales, purchase or similar tax of the United Kingdom or of any other jurisdiction and references to value added tax shall be construed accordingly.

     10.2. Further Assurances. At any time and from time to time after the Completion Date at the request of Purchaser, and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Purchaser, the Assets to put Purchaser in actual possession and operating control of the International Business and to assist Purchaser in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Completion, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Completion.

     10.3. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier and confirmed in writing within three (3) Business Days thereafter or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10.3):

If to Sellers:

         Adventis Limited/Adventis Corporation
         c/o TRG
         270 Congress Street
         Boston, MA. 02210
         Attention:  Michael Epstein
         Telefax: (617) 482-9804

with a copy to:

         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA  02111
         Attention: Anthony E. Hubbard, Esq.
         Telefax: (617) 542-2241

If to Purchaser:

         Wilbass Limited
         c/o TMNG Global
         7300 College Boulevard, Suite 302
         Overland Park, KS 66210
         Attention:  Micky Woo, Partner
         Telefax:  (913) 451-1845

with a copy to:

         Bingham McCutchen LLP
         2020 K Street, NW, 11th Floor
         Washington, DC  20006
         Attention:  John J. Klusaritz, Esq.
         Telefax:  (202) 373-6001

and also to:

         Shughart Thomson & Kilroy, P.C.
         Twelve Wyandotte Plaza, 16th Floor
         120 W. 12th St.
         Kansas City, MO  64105
         Attention:  Jacob W. Bayer , Jr., Esq.
         Telefax:  (816) 374-0509

     10.4. Entire Agreement. This Agreement (including the Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto, except that if this Agreement is terminated before the Completion shall occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

     10.5. Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

     10.6. Default Interest. If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 8 per cent above the base rate from time to time of National Westminster Bank Plc. Such interest shall accrue from day to day and shall be compounded annually.

     10.7. Governing Law; Non-Exclusive Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of England and Wales. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may (but shall not be required to) be brought against any of the parties in the courts of the State of Delaware, United States, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     10.8. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void; provided, however, that Purchaser may assign this Agreement without the consent of the other parties hereto to any lender to Purchaser.

     10.9. Contracts (Rights of Third Parties) Act 1999. Unless expressly provided in the Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

     10.10. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     10.11. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. For the purposes of facilitating the execution of this Agreement, a facsimile or other electronic transmission of a signature shall be deemed to be an original signature.

     10.12. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     10.13. Effect of Disclosure on Schedules. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, and (b) any specific representation and warranty which expressly cross-references such Schedule.

     10.14. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     10.15. Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     10.16. Claims Made. Purchaser acknowledges and agrees that the only Demands that may be made against AC and/or Limited are limited solely to this Agreement and the Purchaser is prohibited from bringing any Demand that does not arise from or relate to this Agreement. The Purchaser further acknowledges and agrees that it is prohibited and shall not bring any Demand against (i) Chase and its present and former agents, employees, subsidiaries, predecessors, successors and assigns, or (ii) any individual person including any current or former employee, officer, director, or agent of Adventis Holdings, Inc., AC or Limited.

                     [SIGNATURES TO FOLLOW ON THE NEXT PAGE]

          IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.


PURCHASER                                  SELLERS

WILBASS LIMITED                            ADVENTIS LIMITED

By:                                        By:
   ----------------------------               ------------------------------
Name:  Richard P. Nespola                  Name:  George C. Roy, Jr.
Title: Director                            Title: Secretary

                                           ADVENTIS CORPORATION

                                           By:
                                              ------------------------------
                                           Name:  George C. Roy, Jr.
                                           Title: Vice President and Chief
                                                  Financial Officer